Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Supervisory Board
voxeljet AG:

We consent to the incorporation by reference in the registration statement (No. 333-217450) on Form S-8 of voxeljet AG (the Company) of our report dated May 7, 2020, with respect to the consolidated statement of financial position of voxeljet AG as of December 31, 2019, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, before the effects of the adjustments for the correction of the errors and retrospective adjustments described in Note 2, which report appears in the December 31, 2020 annual report on Form 20-F of the Company.

Our audit report dated May 7, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations and has breached debt covenants which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audit report also refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of IFRS 16 Leases.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Munich, Germany
March 30, 2021